Exhibit 21.1

Direct and Indirect Subsidiaries of KBS Real Estate Investment Trust, Inc.

KBS Limited Partnership

KBS REIT Holdings LLC

KBS Sabal Pavilion, LLC

KBS REIT Acquisition I, LLC

KBS REIT Acquisition II, LLC

KBS REIT Acquisition III, LLC

KBS Tribeca Summit, LLC

KBS Clayton Plaza, LLC